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                                                                    EXHIBIT 10.1

[LOGO]


                     AMENDED AND RESTATED LOAN AGREEMENT

      THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of July 1, 1997 by and between QUIKSILVER, INC., a Delaware corporation ("Borrower"), and UNION BANK of California, N.A. ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated April 30, 1996, as amended September 5, 1996, October 22, 1996, November 29, 1996, and April 1, 1997, between Bank and Borrower.


      SECTION 1. THE LOAN

            1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Thirty Eight Million Dollars ($38,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Note as defined below. All borrowings of the Revolving Loan must be made before May 3, 1999 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

            1.1.1 THE COMMERCIAL LETTER OF CREDIT SUBLIMIT. As a sublimit to the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, an "L/C" and collectively, the "L/Cs") and calling for drafts at sight covering the importation or purchase of material and finished goods. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Seventeen Million Dollars ($17,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All such commercial L/Cs shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for commercial L/C applications and reimbursement agreement and shall not have an expiration date more than 240 days from its date of issuance. No letter of credit shall be issued after May 3, 1999 nor expire after October 1, 1999.

            1.1.1.1 TERM LOAN. Bank will loan to Borrower an amount not to exceed Seven Million Dollars ($7,000,000), amortizing over seven years, (the "Term Loan"), to be fully disbursed no later than July 15, 1997. The Term Loan shall be evidenced by a promissory note (the "Note") on the standard form used by Bank for commercial loans. The proceeds will be used to repay an existing loan maturing July 1, 1997 in the amount of Four Million Dollars ($4,000,000) and pay for capital expenditures for a distribution center in Huntington Beach, CA.

            1.2 INTEREST. The unpaid principal balance of the Revolving Loan and Term Loan shall bear interest at the rate or rates provided in the Note and as selected by Borrower. The Revolving Note and Term Loan Note may be prepaid in full or in part only in accordance with the terms of the Note and any such prepayment shall be subject to the prepayment fee provided for therein.

            1.3 TERMINOLOGY

            1.3.1 "FINANCIAL STATEMENTS" shall mean, with respect to any accounting period of Borrower, consolidated and consolidating statements of income and expense and of consolidated and consolidating statement of cash flows for such period, and consolidated and consolidating balance sheets of Borrower as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in



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accordance with generally accepted accounting principles ("GAAP"). Financial
Statements shall include the notes and schedules thereto.

            1.3.2 "LOAN" shall mean, collectively, all the credit facilities described above.

            1.3.3 "LOAN DOCUMENTS" shall mean all documents executed in connection with this Agreement.

            1.3.4 "NOTE" shall mean, collectively, all the promissory notes and reimbursement obligations described above.

            1.3.5 "PRINCIPAL SUBSIDIARY/SUBSIDIARIES" shall mean Na Pali, S.A.

            1.3.6 "SUBSIDIARY" shall mean any corporation, more than fifty percent (50%) of the outstanding voting stock of which is directly owned by Borrower.

            1.4 PURPOSE OF LOAN. The proceeds of the Revolving Loan and Commercial Letter of Credit Facility shall be used for general working capital purposes.

            1.5 LOAN COMMITMENT FEE. Borrower shall pay an annual commitment fee of Thirty Six Thousand Dollars ($36,000). $24,000 was paid on April 30, 1997 and the balance of $12,000 is due on July 1, 1997 and $36,000 is due July 1, 1998. No portion of this fee shall be reimbursable.

            1.6 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

            1.7 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

      SECTION 2. CONDITIONS PRECEDENT

      Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

            2.1 COMPLIANCE. Borrower shall have performed and complied in all material respects with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents reasonably deemed necessary by Bank.

            2.2 OTHER DOCUMENTS. Borrower shall provide Bank such Articles of Incorporation, Fictitious Business Names, Certificate of Good Standing and the Loan Documents and such additional original, duly executed documentation which Bank shall reasonably consider necessary or desirable in connection with the Loan.

            2.3 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

            2.4 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

      SECTION 3. REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants that:



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            3.1 BUSINESS ACTIVITY. The principal business of Borrower is the manufacturing of outdoor sports apparel.

            3.2 SUBSIDIARY. Each of Borrower's Subsidiaries and their addresses are as provided on a schedule delivered to Bank on or before the date of this Agreement.

            3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

            3.4 FINANCIAL STATEMENTS. The audited financial statements of Borrower, including both a balance sheet at October 31, 1996, together with supporting schedules, and an income statement for the twelve (12) months ended October 31, 1996, have heretofore been furnished to Bank, and have been prepared in conformity with GAAP applied on a consistent basis and fairly represent the financial condition of Borrower as at their respective dates and the results of operation for the periods then ended. Since October 31, 1996, there has been no material adverse change in the financial condition or operations of Borrower.

            3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower and each Principal Subsidiary has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower and each Principal Subsidiary since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements and except for purchase money security interests and other liens granted in the ordinary course of business.

            3.6 LITIGATION. There is no litigation or proceeding pending or to the knowledge of Borrower threatened against Borrower or any Principal Subsidiary of Borrower of its property which is reasonably likely to affect the financial condition, property or business of Borrower or any Principal Subsidiary in a materially adverse manner or result in liability in excess of Borrower's insurance coverage or the insurance coverage of any such Subsidiary.

            3.7 DEFAULT. Borrower and each Principal Subsidiary is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

            3.8 ORGANIZATION. Borrower and each Principal Subsidiary of Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

            3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

            3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower and when executed will constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with the terms of the Loan Documents except as limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights and general principles of equity.

            3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where the failure to qualify would have a material adverse effect on Borrower.

            3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

            3.13 STOCK. All stock of Borrower has been duly authorized, validly issued, fully paid and nonassessable. Borrower's authorized share capitalization and number of shares outstanding as of January 31, 1997 are:

                       Authorized        Outstanding
                       ----------        -----------
          Preferred     5,000,000                0


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
          Common       30,000,000        7,017,830

Except as therein set forth and as provided for in Borrower's Stock Option Plans, there are no other outstanding stock purchase warrants, subscriptions, options or other rights providing for the issuance of stock of Borrower. There is outstanding no security or other instrument convertible into or exchangeable for stock of Borrower.

          3.14 SUBSIDIARIES. Listed below are each Subsidiary of Borrower and the jurisdiction of incorporation and proportionate ownership by Borrower. Borrower owns free and clear of all liens, charges and encumbrances, all the outstanding shares of each Subsidiary and all shares are validly issued, fully paid and nonassessable.

           Name                    Jurisdiction      Proportional Ownership
           ----                    ------------      ----------------------
      Na Pali, S.A.                  France                 99.9%
      QS Retail, Inc.                California             100%

            3.15 PATENTS AND OTHER RIGHTS. Borrower and each Principal Subsidiary possesses or have the right to use all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights, and all rights with respect thereto, which are required to conduct their businesses as now conducted without known conflict with the rights of others which would materially affect such businesses.

          3.16 OTHER CREDITORS. Except as provided for in Section 5.2 and trade payables arising in the ordinary course of Borrower's business and except as disclosed in Borrower's Financial Statements, Borrower does not have any obligation or liability which would materially adversely affect its business operations or assets, any indebtedness other than to Bank and any obligation under any guaranty or any obligations of any person or entity.

          3.17 FULL DISCLOSURE. There is no fact, occurrence or circumstance which Borrower has not disclosed in writing to Bank which has or could reasonably be expected have, a material adverse effect on Borrower's ability to perform under this Agreement or Loan Document or pay any of its material obligations when due.

          3.18 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

          3.19 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

          3.20 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct in all material respects as of such date or dates.

      SECTION 4. AFFIRMATIVE COVENANTS

      Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.4 and 1.1.1.1 above.

          4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse



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payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

          4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

          4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to GAAP and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours.

          4.5 INFORMATION FURNISHED. Borrower will furnish to Bank:

                  (a) Within Forty-Five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited Financial Statements for such fiscal quarter and the 10Q filed with the Securities and Exchange Commission;

                  (b) Within One Hundred Twenty (120) days after the close of each fiscal year, a copy of its Financial Statement as of the close of such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP applied on a basis consistent with that of the previous year and the 10K filed with the Securities and Exchange Commission;

                  (c) Upon Bank request, as soon as available, copies of such Financial Statements and reports as Borrower may file with any state or federal agency, including all state and federal income tax returns;

                  (d) Within Ninety (90) days after the close of each fiscal year, a copy of a projected monthly cash balance budget and letters of credit analysis for the following fiscal year.

                  (e) Such other Financial Statements and information as Bank may reasonably request from time to time;

                  (f) In connection with each Financial Statement provided hereunder, a statement executed by the president or chief financial officer of Borrower, certifying that to the best of his/her knowledge no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

                  (g) In connection with each fiscal year-end Financial Statement required hereunder, any management letter of Borrower's certified public accountants;

                  (h) Within Forty-Five (45) days after each fiscal quarter except for the final quarter of each fiscal quarter and with One Hundred Twenty
(120) days after the close of each fiscal year, a certification of compliance with all covenants under this Agreement, executed by Borrower's president or chief financial officer, in form acceptable to Bank;

                  (i) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

                  (j) Prior written notice to Bank of any changes in Borrower's chief executive officer, president, or chief financial officer and or any other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

The financial covenants in sections 4.6 through 4.9 shall be measured by consolidating financial statements of Borrower excluding Principal Subsidiary.

          4.6 QUICK RATIO. Borrower shall maintain at all times a ratio of cash, accounts receivable and marketable securities to current liabilities of not less than 1.0:1.0, as such terms are defined by GAAP.



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          4.7 TANGIBLE NET WORTH. Until October 31, 1997, Borrower will at all times maintain Tangible Net Worth of not less than Forty-Five Million Dollars ($45,000,000). Thereafter, Borrower will at all times maintain a minimum Tangible Net Worth that increases on the first day of each of Borrower's successive quarter from the minimum as of the end of the fiscal quarter just ended by Ninety percent (90%) of Borrower's net profit after taxes for the quarter just ended plus One Hundred percent (100%) of any future equity additions. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates, including officers, shareholders and directors. Net profit after tax shall have the same meaning as set forth in GAAP.

          4.8 DEBT TO TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of total liabilities to tangible net worth of not greater than 1.10:1.0. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

          4.9 MINIMUM PROFIT. Borrower will maintain a minimum net profit after taxes, as defined by GAAP, of Two Hundred Fifty Thousand Dollars ($250,000) for each quarter and Three Million Dollars ($3,000,000) for each fiscal year.

          4.10 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

          4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

          4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

          4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

          4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

      SECTION 5. NEGATIVE COVENANTS

      Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          5.1 ENCUMBRANCES AND LIENS. Without prior consent of Bank, Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien including without limitation the lien of an attachment, judgment or execution (other than in the ordinary course of business as now conducted and for taxes not delinquent and for taxes and other items being contested in good faith) on any of Borrower's United States property of any kind, whether real, personal



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or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except property of any kind whether real, personal or mixed of Subsidiaries, in the ordinary course of business as now conducted.

          5.2 BORROWINGS. Without consent of Bank, Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services; provided, however, Borrower may sell/discount accounts receivable subject to collection. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank and obligations currently shown on Borrower's Financial Statement and trade debt incurred in the ordinary course of business.

          5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another in excess of Five Million Dollars ($5,000,000) during the term of this agreement, without prior consent of Bank.

          5.4 LOANS, ADVANCES AND GUARANTIES. Without prior consent of Bank, Borrower will not, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit or become directly or contingently liable for the obligations of another, except for the endorsement of negotiable instruments of deposit or collection in the ordinary and normal course of Borrower's business.

          5.5 INVESTMENTS. Without prior consent of Bank, except as set forth in
Section 5.3, Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

          5.6 PAYMENT OF DIVIDENDS. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

          5.7 RETIREMENT OF STOCK. Without consent of Bank, until September 30, 1997, Borrower will not acquire, redeem, purchase, or retire more than Five Million dollars ($5,000,000) of its capital stock for value whether now or hereafter outstanding; or grant or issue any equity or security or any warrant, right or option pertaining thereto except as set forth in Section 3.13 and as approved by Bank in writing. From October 1, 1997, without consent of Bank, Borrower will not acquire, redeem, purchase, or retire any share of its capital stock for value whether now or hereafter outstanding; or grant or issue any equity or security or warrant, right, or option pertaining thereto except as set forth in Section 3.13 and as approved by Bank in writing.

          5.8 BORROWER AND SUBSIDIARY PROPERTY. Borrower will not transfer, sell, lease or exchange any property to any Subsidiary, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity without Bank's prior written approval. Without Bank's prior written consent, in no event shall management or maintenance fees or fees for services including downstreaming of funds, guaranty, comfort letter or the like be paid by Borrower to any Subsidiary .

          5.9 NONRELATED BUSINESS ACTIVITIES. Borrower will not enter into any material contract, lease, indenture or other agreement except in the ordinary course of business as presently conducted; or engage in any business activity or operation substantially different from or unrelated to present business activities and operations; or make any substantial change in the character or manner of conduct of its business.

      SECTION 6. EVENTS OF DEFAULT

      The occurrence of any of the following events, each a "Default", shall permit Bank, at its option, to exercise all rights available to it under this Agreement and the other Loan Documents and under applicable law, including without limitation the right to (i) terminate any obligation of Bank to make further credit available hereunder; and (ii) declare all sums of interest and principal outstanding under



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

this Agreement and of each other obligation of Borrower to Bank immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which Borrower hereby waives. Notwithstanding anything to the contrary contained herein, Bank shall have no duty to extend any credit to Borrower during any cure period which may be provided for hereunder.

          6.1 PRINCIPAL AND INTEREST PAYMENT. Borrower shall default in the due and punctual payment of the principal of, or interest on the Note not paid within ten (10) days of the date due; or

          6.2 MATURING OBLIGATIONS. Borrower shall default in the due and punctual payment of any obligations otherwise owed to Bank, whether of principal, interest, fees, taxes, reimbursement of Bank expenses or otherwise not paid within ten (10) days of the date due; or

          6.3 DEFAULT UNDER OTHER AGREEMENTS. Borrower shall take or fail to take any action in contravention of the terms of any Loan Document or of any other agreement, document or instrument at any time executed by Borrower in connection with any material indebtedness which permits the holder to accelerate such indebtedness of Borrower; or

          6.4 DEFAULT BY ANY SUBSIDIARY. Any Principal Subsidiary shall take or fail to take any action in contravention of the terms of any agreement, document or instrument executed, or to be executed by such Subsidiary, and concerning a financial obligation of such Subsidiary, and such default shall not have been cured within any applicable grace period, provided that during any such grace period there shall have been no acceleration of payment pursuant to such default; or

          6.5 ADVERSE REGULATORY ACTION. Any governmental regulatory authority or environmental protection agency shall take or institute action which, in the reasonable opinion of Bank, may materially and adversely affect Borrower's condition, operations or ability to repay the obligations; or

          6.6 BREACH OF ANY REPRESENTATION OR WARRANTY. Any representation or warranty made by Borrower in any Loan Document, or in any other instrument, certificate, report or financial or other statement heretofore or hereafter furnished by Borrower or its officers shall prove to be in any material respect untrue, incorrect, false, incomplete or misleading; or shall be withdrawn; or

          6.7 VIOLATION OF COVENANTS. Borrower shall default in the due performance, compliance, or observance of any term, covenant, or condition of this Agreement or the Loan Documents (other than Section 6.1, 6.2, 6.6 which have no or different cure periods) and such default shall not within 30 days after Bank provided notice thereof, or Borrower has knowledge thereof, have been cured or waived.

          6.8 INSOLVENCY. Borrower shall fail, be unable or be unwilling to pay its debts generally as they come due; or there shall be filed by Borrower any petition under the bankruptcy, reorganization, arrangement, insolvency or other debtor's relief laws, or there shall be filed against Borrower any such petition, and such filing shall not be dismissed within thirty (30) days thereafter, or a receiver, trustee or liquidator shall be appointed for all or a substantial part of Borrower's assets; or Borrower shall make a general assignment for the benefit of creditors; the foregoing shall also apply to any Subsidiary; or

          6.9 ATTACHMENTS AND JUDGMENTS. Any final judgment or order for the payment of money against Borrower for an amount in excess of $500,000 shall be awarded by any court of competent jurisdiction, which shall not be either discharged, vacated or stayed within a period of thirty (30) days from its entry; or any notice of lien, levy or assessment, or any writ, judgment, attachment, execution or other like process in an amount in excess of $500,000 shall be issued or levied against any of Borrower's property or assets, and such writ, judgment, attachment, execution or process shall not be released, discharged, dismissed, bonded against or satisfied within ten (10) days thereafter; the foregoing shall also apply to any Subsidiary; or

          6.10 SEIZURE OF PROPERTY. All, or such as in the opinion of Bank constitutes a substantial portion, of the property of Borrower or any Principal Subsidiary shall be condemned, seized or appropriated; or

          6.11 SUSPENSION OF BUSINESS. Borrower or any Principal Subsidiary shall suspend its business; or

          6.12 PENDING ACTION. Any action shall be pending against Borrower (other than an action fully covered by insurance) which, if adversely determined, would substantially impair the ability of Borrower to perform any or all of its obligations hereunder or under any of the other Loan Documents, unless Borrower's counsel, furnishes to Bank its opinion to the satisfaction of Bank and Bank's counsel that, in its judgment, the action is essentially without merit; the foregoing shall also apply to any Subsidiary; or

          6.13 STOCK OWNERSHIP. Without the prior written consent of Bank, sell, transfer, pledge or otherwise dispose of all or any portion of the voting securities of Borrower; or

          6.14 SALARIES AND WAGES. Borrower shall fail to pay salaries or wages when due, or fail to make timely payment or deposit of all F.I.C.A. payments and other withholding taxes required of it by applicable laws; or

          6.15 MATERIAL ADVERSE CHANGE. Any other event or condition having a material adverse effect on Borrower's or any Principal Subsidiary's financial condition shall occur, such that Bank reasonably believes that the prospect of payment or performance by Borrower under this Agreement or any other Loan Document is impaired.

          6.16 CROSS DEFAULT. Borrower shall commit to do, or fail to commit to do, any act or thing which would constitute an event of default under any of the terms of any other material agreement, document or instrument executed, or to be executed by it.

          SECTION 7. MISCELLANEOUS PROVISIONS

          7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

          7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

          7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

          7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

          7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

          7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

          7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

          7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

          SECTION 8. SERVICE OF NOTICES

          8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

          8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.


           THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.


UNION BANK OF CALIFORNIA, N.A.                  QUIKSILVER, INC., A DELAWARE
                                                CORPORATION

By:                                             By:
   ---------------------------------------         -----------------------------
   Rita Dailey, V.P.                               Steven L. Brink
                                                   VP/CFO/SEC/TREA

By:
   ---------------------------------------
   Margaret Furbank, V.P.

Address:   Orange County Regional Office        Address:  1740 Monrovia
           500 South Main Street, Suite 200     Costa Mesa, California  92627
           Orange, California 92868
Attention: Rita Dailey, Vice President          Attention: Steven L. Brink, CFO
Fax:       (714) 565-5725                       Fax:       (714)645-1395
Telephone: (714) 565-5665                       Telephone: (714) 722-4261



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